Exhibit 99.1

Press Release Dated November 16, 2015

NEWS RELEASE

November 16, 2015

Farmers Capital Bank Corporation to Add Chief Operating Officer

Frankfort, Kentucky – Lloyd C. Hillard, Jr., President and CEO of Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced the appointment of J. David Smith, Jr. as Senior Executive Vice President and Chief Operating Officer of the Company. Mr. Smith will begin his new role on January 4, 2016.

Mr. Smith has over 30 years of legal experience with Stoll Keenon Ogden PLLC, where he currently serves as Chair of the firm’s Transactional Department and Business Services Practice Group. His specialties include mergers and acquisitions, securities and corporate governance, and complex contracts. His concentration in the financial services industry has provided significant governmental regulatory expertise, both state and federal.

“David’s working knowledge of our Company and the markets we serve, along with his extensive community involvement in Kentucky will be a great asset to us,” says Mr. Hillard. “David’s addition will add strength to our management team as we focus on continuing to build our financial strength and enhance shareholder value.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.